Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated July 26, 2012 to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011 and the Product Supplement dated June 23, 2011
US$100,000
Senior Medium-Term Notes, Series B
Buffered Bullish Enhanced Return Notes due January 31, 2014
Linked to the Energy Select Sector SPDR® Fund

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The notes are designed for investors who seek a 200% leveraged return based on the appreciation in the share price of the Energy Select Sector SPDR® Fund (the “Underlying Asset”).  Investors should be willing to accept a payment at maturity that is capped at the Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the price of the Underlying Asset decreases by more than 10% from its price on the Pricing Date.

•	An investor in the notes may lose up to 90% of their principal amount at maturity.

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The maximum return at maturity will be equal to the product of the Upside Leverage Factor of 200% and the Cap of 8.50%.  Accordingly, the Maximum Redemption Amount will be $1,170 for each $1,000 in principal amount (a 17% return).

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	Investing in the notes is not the equivalent of investing in the shares of the Underlying Asset.

•	The notes will settle on July 31, 2012.

•	The notes are scheduled to mature on January 31, 2014.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The CUSIP number of the notes is 06366RFW0.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Investing in the notes involves risks, including those described in “Selected Risk Considerations” beginning on page P-4 of this pricing supplement, “Additional Risk Factors Relating to the Notes” beginning on page PS-5 of the product supplement, and “Risk Factors” beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000	US$20	US$980

Total	US$100,000	US$2,000	US$98,000

(1) The price to the public specified above also includes the profit that we would recognize earned by hedging our exposure under the notes.
We expect to deliver the notes through the facilities of The Depository Trust Company on July 31, 2012.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Underlying Asset:	Energy Select Sector SPDR® Fund (Bloomberg symbol: XLE). See the section below entitled “The Underlying Asset” for additional information about the Underlying Asset.

Payment at Maturity:
If the Percentage Change is greater than or equal to the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change is positive but is less than the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is between 0% and -10% inclusive, then the amount that the investors will receive at maturity will equal the principal amount of the notes.

If the Percentage Change is less than -10%, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

Upside Leverage Factor:	200%

Cap:	8.50%

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of $1,170 per $1,000 in principal amount of the notes.

Initial Level:	$69.00

Final Level:	The closing price of one share of the Underlying Asset on the Valuation Date.

Buffer Level:	$62.10, or 90% of the Initial Level.

Buffer Percentage:
10%.  Accordingly, you will receive the principal amount of your notes at maturity only if the price of the Underlying Asset does not decrease by more than 10%.  If the Final Level is less than the Buffer Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 90% of the principal amount of your notes.

Percentage Change:	Final Level – Initial Level, expressed as a percentage. Initial Level

Pricing Date:	July 26, 2012

Settlement Date:	July 31, 2012

Valuation Date:	January 28, 2014

Maturity Date:	January 31, 2014

Automatic Redemption:	Not applicable.

Calculation Agent:	BMO Capital Markets Corp.

Selling Agent:	BMO Capital Markets Corp.

We may use this pricing supplement in the initial sale of the notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002118/f622112424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying Asset.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated June 23, 2011.

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Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The minimum percentage of your principal that you are entitled to receive under the terms of the notes is only 10%. The payment at maturity will be based on the Final Level, and whether the Final Level of the Underlying Asset on the Valuation Date has declined from the Initial Level to a level that is less than the Buffer Level. Accordingly, you could lose up to 90% of the principal amount of your notes.

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Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the share price of the Underlying Asset. — You will not receive a payment at maturity with a value greater than the Maximum Redemption Amount. This will be the case even if the Percentage Change exceeds the Cap.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading shares of the Underlying Asset or the securities included in the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the price of the Underlying Asset and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price includes, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price also includes, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

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You will not have any ownership rights in the Underlying Asset or any securities held by the Underlying Asset and will have no right to receive any of those shares or other distributions. — Investing in your notes will not make you a holder of any shares of the Underlying Asset, or any securities held by the Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlying Asset or those securities held by the Underlying Asset.

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Changes that affect the Energy Select Sector Index will affect the market value of the notes and the amount you will receive at maturity. — Standard & Poor’s Financial Services LLC (”S&P”) is responsible for calculating and maintaining the S&P 500® Index, from which the stocks included in the Energy Select Sector Index (the “Underlying Index”) are selected. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting as the Index Compilation Agent, determines the composition of the Underlying Index based on the sector classification methodology of S&P. The policies of S&P and MLPF&S concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Underlying Asset, the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if S&P and MLPF&S change these policies, for example, by changing the manner in which they calculates the Underlying Index, or if S&P and MLPF&S discontinues or suspends the calculation or publication of the Underlying Index.

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Adjustments to the Underlying Asset could adversely affect the notes. — SSgA Funds Management, Inc. (“SSFM”), as the investment advisor of the Underlying Asset, is responsible for calculating and maintaining the Underlying Asset. SSFM can add, delete or substitute the stocks comprising the Underlying Asset. SSFM may make other methodological changes that could change the share price of the Underlying Asset at any time. SSFM is not involved in the offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Underlying Asset that might affect the value of the notes. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

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We and our affiliates generally do not have any affiliation with SSFM and are not responsible for its public disclosure of information. — SSFM, as the investment advisor of the Underlying Asset, advises the Underlying Asset on various matters including matters relating to the policies, maintenance and calculation of the Underlying Asset. We and our affiliates are not affiliated with SSFM in any way and have no ability to control or predict any of its actions, including any errors in or discontinuance of disclosure regarding the Underlying Asset or its methods or policies relating to the Underlying Asset. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about SSFM or the Underlying Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Underlying Asset.

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We have no affiliation with S&P and MLPF&S and will not be responsible for any actions taken by them. — S&P and MLPF&S are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over any actions of S&P and MLPF&S, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. S&P and MLPF&S have no obligation of any sort with respect to the notes. Thus, S&P and MLPF&S have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from any issuance of the notes will be delivered to S&P or MLPF&S.

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The correlation between the performance of the Underlying Asset and the performance of the Underlying Index may be imperfect. — The performance of the Underlying Asset is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Underlying Asset may correlate imperfectly with the return on the Underlying Index.

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The Underlying Asset is subject to management risks. — The Underlying Asset is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the Underlying Asset’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the Underlying Asset track the relevant industry or sector.

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The stocks included in the Underlying Index are concentrated in one sector. — All of the stocks included in the Underlying Index are issued by companies in the energy sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the stocks underlying the Underlying Index, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the energy sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

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The stocks of companies in the energy sector are subject to swift price and supply fluctuations. — The issuers of the stocks included in the Underlying Index develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to energy resources production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks included in the Underlying Index and, therefore, the share price of the Underlying Asset and the value of the notes.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

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Hedging and trading activities.  — We or any of our affiliates will carry out hedging activities related to the notes, including purchasing or selling the securities included in the Underlying Asset, or futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  We or our affiliates may also engage in trading relating to the Underlying Asset from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the price of the Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on the Initial Level of $69.00, the Buffer Percentage of 10% (the Buffer Level is 90% of the Initial Level), the Upside Leverage Factor of 200%, the Cap of 8.50% (a percentage change in the Underlying Asset of 8.50% results in a maximum return on the notes of 17%), and the Maximum Redemption Amount of $1,170.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change	Return on the Notes
$0.00	-100.00%	-90.00%
$34.50	-50.00%	-40.00%
$51.75	-25.00%	-15.00%
$55.20	-20.00%	-10.00%
$62.10	-10.00%	0.00%
$65.55	-5.00%	0.00%
$69.00	0.00%	0.00%
$72.45	5.00%	10.00%
$74.87	8.50%	17.00%
$75.90	10.00%	17.00%
$80.73	17.00%	17.00%
$86.25	25.00%	17.00%
$103.50	50.00%	17.00%

Hypothetical Examples of Amounts Payable at Maturity for a $1,000 Investment in the Notes

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the Underlying Asset decreases from the Initial Level of $69.00 to a hypothetical Final Level of $34.50, representing a Percentage Change of -50%.  Because the Percentage Change is negative and the Final Level of $34.50 is less than the Initial Level by more than the Buffer Percentage of 10%, the investor receives a payment at maturity of $600 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-50% + 10%)] = $600

Example 2: The price of the Underlying Asset decreases from the Initial Level of $69.00 to a hypothetical Final Level of $65.55, representing a Percentage Change of -5%.  Although the Percentage Change is negative, because the Final Level of $65.55 is less than the Initial Level by not more than the Buffer Percentage of 10%, the investor receives a payment at maturity of $1,000 per $1,000 in principal amount of the notes.

Example 3: The price of the Underlying Asset increases from the Initial Level of $69.00 to a hypothetical Final Level of $72.45, representing a Percentage Change of 5%.  Because the Final Level of $72.45 is greater than the Initial Level and the Percentage Change of 5% does not exceed the Cap, the investor receives a payment at maturity of $1,100 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (5% x 200%)] = $1,100

Example 4: The price of the Underlying Asset increases from the Initial Level of $69.00 to a hypothetical Final Level of $86.25, representing a Percentage Change of 25%.  Because the Final Level of $86.25 is greater than the Initial Level and the Percentage Change of 25% exceeds the Cap, the investor receives a payment at maturity of $1,170 per $1,000 in principal amount of the notes, the Maximum Redemption Amount.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

We will not attempt to ascertain whether any Underlying Asset or any issuer of any shares owned by the Underlying Asset is treated as a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If any Underlying Asset or any issuer of any shares owned by the Underlying Asset were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-United States holder (as defined in the product supplement).  You should refer to any available information filed with the SEC by each Underlying Asset and any issuer of any shares owned by the Underlying Asset and consult your tax advisor regarding the possible consequences to you in this regard.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

The Internal Revenue Service has issued notices and the Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the Internal Revenue Service notices, withholding requirements with respect to the notes will generally begin no earlier than January 1, 2014. Pursuant to the proposed regulations, if finalized in their current form, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement.  BMO Capital Markets Corp. has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMO Capital Markets Corp. reoffers the notes, will purchase the notes at an agreed discount to the initial offering price.

We own, directly or indirectly, all of the outstanding equity securities of BMO Capital Markets Corp., the agent for this offering. In accordance with FINRA Rule 5121, BMO Capital Markets Corp. may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset or as to the suitability of an investment in the notes.

The Underlying Asset

We have derived the following information from publicly available documents published by the Select Sector SPDR® Trust. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Underlying Asset and the Underlying Asset will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the Underlying Asset or any securities included in the Underlying Index. Neither we nor BMO Capital Markets Corp. participates in the preparation of the publicly available documents described below. Neither we nor BMO Capital Markets Corp. has made any due diligence inquiry with respect to the Underlying Asset in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Underlying Asset have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Asset could affect the value of the shares of the Underlying Asset on the Valuation Date and therefore could affect the payment at maturity.

The selection of the Underlying Asset is not a recommendation to buy or sell the shares of the Underlying Asset. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Underlying Asset.

The Underlying Asset is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of nine separate investment portfolios, including the Underlying Asset, all of which are offered by the Select Sector SPDR® Trust, a registered investment company. The Underlying Asset trades under the ticker symbol “XLE.” The Underlying Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Asset typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to its shareholders as “ordinary income.” In addition, the Underlying Asset realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the Underlying Asset, you will not be entitled to receive income, dividend, or capital gain distributions from the Underlying Asset or any equivalent payments.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust under the Exchange Act or the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about SSFM and the Underlying Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR® website at http://www.sectorspdr.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Select Sector SPDR®’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Underlying Asset measures the performance of the energy sector of the U.S. equity market. The Underlying Asset is composed of equity securities of companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry.

The Underlying Asset utilize a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The Underlying Asset will invest in all of the securities which comprise the Underlying Index. The Underlying Asset will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

The Energy Select Sector Index

The Energy Select Sector Index is a modified market capitalization-based index. The Energy Select Sector Index is intended to track the movements of companies that are components of the S&P 500® Index and, as of July 26, 2012, includes the shares of common stock of 44 companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry.

The Select Sector Indices

All disclosures contained in this pricing supplement regarding the Select Sector Indices, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information.  This information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Index Compilation Agent”).  Neither we nor BMO Capital Markets Corp. accept any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Select Sector Indices or any successor to the Select Sector Indices.

Each of the Financial Select Sector Index and the Energy Select Sector Index is one of the Select Sector Indices.  The Select Sector Indices are sub-indices of the S&P 500® Index.  Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index.  The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index.  The nine Select Sector Indices seek to represent the S&P 500® Index sectors.

The stocks included in each Select Sector Index are selected by Index Compilation Agent based on the sector classification methodology of S&P. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

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The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

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The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

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Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the Component Stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a Component Stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

Index Compilation Agent may at any time determine that a Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Index Compilation Agent notifies S&P that a Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Performance of the Underlying Asset

The following table sets forth the quarter-end high and low closing prices for the Underlying Asset from the first quarter of 2007 through July 26, 2012.

The historical prices of the Underlying Asset are provided for informational purposes only.  You should not take the historical prices of the Underlying Asset as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Prices of the Underlying Asset

		High (in $)	Low (in $)

2007	First Quarter	61.00	54.05
	Second Quarter	71.10	60.87
	Third Quarter	75.70	65.05
	Fourth Quarter	80.40	71.16

2008	First Quarter	80.40	67.27
	Second Quarter	90.25	75.10
	Third Quarter	88.97	61.65
	Fourth Quarter	62.36	40.00

2009	First Quarter	51.95	38.12
	Second Quarter	53.95	43.36
	Third Quarter	55.89	44.52
	Fourth Quarter	59.76	51.97

2010	First Quarter	60.30	53.74
	Second Quarter	62.07	49.68
	Third Quarter	56.31	49.38
	Fourth Quarter	68.25	56.11

2011	First Quarter	80.01	67.78
	Second Quarter	80.44	70.99
	Third Quarter	79.79	58.59
	Fourth Quarter	73.04	56.55

2012	First Quarter	76.29	69.46
	Second Quarter	72.42	62.00
	Third Quarter (through July 26, 2012)	69.00	64.96